Exhibit 10.1
NOTE PREPAYMENT AGREEMENT
     This Note Prepayment Agreement (this “Agreement”) is entered into as of the 27th day of December, 2005 by and between Sterling Construction Company, Inc. (the “Company”) on the one hand and each of the holders of certain subordinated promissory notes issued by the Company dated November 13, 2004 and/or December 22, 2004 (each a “Note” and collectively the “Notes”) whose names appear on the signature page of this Agreement under the heading “Noteholders” (the “Noteholders”) on the other hand.
Background
     Each of the Notes provides that the principal amount thereof may be prepaid by the Company at any time or from time to time without the consent of the Noteholder and without premium or penalty. The parties are entering into this Agreement in order to provide for a prepayment of certain of the Notes partly in cash and partly in shares of the Company’s common stock, $0.01 par value per share (the “Common Stock.”)
     Accordingly, for and in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Prepayment. The Company shall have the option exercisable on or before March 30, 2006 to prepay the outstanding principal balance of the Notes held by the Noteholders (the “Prepayment”) with a total of $2,587,136.00 in cash and the $2,447,697.00 balance in shares of Common Stock (the “Shares.”) In the event the Prepayment occurs, accrued interest to the date thereof shall be paid in cash.
(a)	Each Noteholder’s Note shall be prepaid in cash and in Shares in the same proportion that the total of the Noteholder’s Note or Notes bears to the total of all of the Noteholders’ Notes. The portion of each Note that is payable in cash and in Shares is set forth on Exhibit A under the headings “Cash Portion” and “Share Portion”, respectively.

(b)	If the Company elects to make the Prepayment, the number of Shares to be issued to each Noteholder shall be the Noteholder’s Share Portion divided by the per share offering price that is set forth on the cover of the final prospectus for the Company’s currently proposed public offering of common stock; provided however, that if no such public offering is closed prior to February 28, 2006, the closing price or last bid price, as the case may be, of the Common Stock on February 28, 2006 shall be used in lieu of such offering price (the price used in accordance with the foregoing being hereinafter referred to as the “Price Per Share.”) Any fractional share resulting from the calculation of the number of shares issuable to each Noteholder as provided herein will not be issued; instead an amount equal to such fraction multiplied by the Price Per Share will be paid in cash in lieu of such fractional share.

(c)	If the Company elects to make the Prepayment, it shall do so by giving two (2) days prior written notice to each of the Noteholders. Each Noteholder agrees to deliver, and the Prepayment shall be made against receipt by the Company of, the original of all Notes held by him on the date that the Prepayment is made.

(d)	All amounts on Exhibit A assume that the December 30, 2005 quarterly principal payment has been made on each of the Notes.
2.	Consent to Unequal Payments.
(a)	Section 7(d) of each of the Notes provides as follows:

“Upon any payment (including by redemption) which is not a payment in full of all of the principal amount and accrued interest of all outstanding Subordinated Notes, the aggregate amount of the payments shall be allocated to all the Subordinated Notes then outstanding in proportion to the amounts of principal and interest due thereunder, so that the amount of principal and interest paid under this Note shall bear the same ratio to the aggregate principal and accrued interest paid under all of the Subordinated Notes as the then outstanding principal and accrued interest then owed under this Note bears to the aggregate principal and accrued interest then owed under all Subordinated Notes then outstanding.”
(b)	Each Noteholder understands, acknowledges and consents to the fact that a prepayment in full of the four Notes held by persons who are not parties to this Agreement may be made wholly in cash.
3.	Representations. Each Noteholder by the execution of this Agreement represents and warrants to the Company —
(a)	That subject to the provisions of Section 4, below, he is acquiring Shares for his own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the same;

(b)	That he understands that the issuance of the Shares to him has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law, but are being issued in a transaction exempt from the registration requirements of the Securities Act and such laws, and that the exemption depends, among other things, upon the bona fide nature of the Noteholder’s investment intent as expressed herein;

(c)	That he understands that the Shares must be held indefinitely unless their disposition is subsequently registered under the Securities Act and any applicable state securities laws, or is exempt from registration;

(d)	That he has not assigned, pledged, transferred, deposited under any agreement, or hypothecated his original Note or Notes or any interest therein, and has not signed any power of attorney or other authorization respecting the same that is now outstanding and in force, and has not otherwise disposed of the same; and

(e)	That upon his receipt of the Prepayment, the Company shall have repaid to him in full all debts then owed by the Company to him other than any amounts owed to him for salary and expense reimbursements accrued but not paid in the ordinary course of the Company’s business.

(f)	That he understands that notwithstanding the provisions of Section 4, below, the Shares will be subject to the terms and conditions of any lockup agreement entered into by him with D.A. Davidson & Co. and Morgan Joseph & Co. Inc.
4.	Resale Registration of the Shares.
(a)	If the Prepayment is made, upon the written request of a majority of the Noteholders made after the expiration of any lockup period applicable to the Shares, the Company shall use commercially reasonable efforts to promptly file a registration statement covering the resale of the Shares, to cause that registration statement to become effective, and to keep it effective for at least thirty (30) days after it initially becomes effective.

(b)	Notwithstanding the foregoing, the Company may delay the filing of such registration statement for up to one hundred twenty (120) days if in the judgement of the Company’s independent directors (as defined by the rules and regulations of the exchange or trading market on which the Common Stock is listed) such a filing would not be in the best interest of the Company.
5.	Miscellaneous.

(a)	This Agreement together with Exhibit A sets forth the full and complete understanding of the parties with respect to the matters herein; shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their personal representatives and assigns; and shall be assignable by a Noteholder only in connection with the assignment of his Note.

(b)	This Agreement and any amendment hereof may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties hereto (provided that each party executes at least one counterpart) each of which counterparts shall be enforceable against the party or parties actually executing such counterpart, and all of which together shall constitute but one and the same instrument. This Agreement may be delivered by telecopier or other electronic transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

(c)	The waiver of any term or condition hereof shall be in writing and signed by the party or parties to be bound thereby. Failure by a party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times.

(d)	Each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of such provision.

(e)	No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of the trade not expressly incorporated herein shall be binding on the parties.
6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the State of Delaware.
     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Sterling Construction Company, Inc.
By:	/s/ John D. Abernathy
John D. Abernathy
Chairman of the Audit Committee

Noteholders

/s/ Patrick T. Manning	/s/ Joseph P. Harper, Sr.

Patrick T. Manning	Joseph P. Harper, Sr.

/s/ Maarten D. Hemsley	/s/ Anthony F. Colombo

Maarten D. Hemsley	Anthony F. Colombo

/s/ Joseph P. Harper, Jr.	/s/ Brian R. Manning

Joseph P. Harper, Jr.	Brian R. Manning

/s/ Jeffrey Manning	/s/ Kevin J. Manning

Jeffrey Manning	Kevin J. Manning

/s/ Terry D. Williamson
Terry D. Williamson

EXHIBIT A
To
Note Prepayment Agreement

					Pro-
	November 13	December 22	Cash	Share	portionate
Noteholder	Note	Note	Portion	Portion	Share
Anthony F. Colombo	$123,189	$114,182	$121,972.48	$115,398.52	4.71%
Joseph P. Harper, Jr.	$90,523	$27,168	$60,475.22	$57,215.78	2.34%
Joseph P. Harper, Sr.	$1,850,600	$786,822	$1,355,232.52	$1,282,189.48	52.38%
Brian R. Manning	$358,183	$107,499	$239,289.50	$226,392.50	9.25%
Jeffrey Manning	$521,041	$156,376	$348,088.98	$329,328.02	13.45%
Kevin Manning	$155,012	$46,522	$103,557.73	$97,976.27	4.00%
Patrick T. Manning	$245,048	$73,544	$163,707.68	$154,884.32	6.33%
Terry D. Williamson	$152,231	$45,688	$101,700.17	$96,218.83	3.93%
Maarten D. Hemsley	0	$181,205	$93,111.72	$88,093.28	3.60%

Totals:	$3,495,827	$1,539,006	$2,587,136.00	$2,447,697.00	100.00%